Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5516

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

BASIC ENERGY SERVICES ANNOUNCES ASSET PURCHASE

MIDLAND, Texas – January 3, 2006 – Basic Energy Services, Inc. (NYSE: BAS) (Basic) announced today that it has signed a letter of intent to purchase substantially all of the assets of G & L Tool, Ltd., an oilfield services fishing and rental tool business headquartered in Abilene, Texas, for approximately $80 million. Basic anticipates that the acquisition will close by the end of the first quarter of 2006 subject to satisfactory completion of due diligence and approval by Basic’s Board of Directors.

Ken Huseman, President and CEO stated, “This acquisition supports our strategy of providing a broad range of services to capture a larger portion of our E&P customers’ capital and operating spending for well site services. G&L has a great reputation for customer service developed over more than 50 years in the business and has the management and organization to support expansion of their business throughout our existing markets.”

Basic Energy Services, with a fleet of more than 300 well servicing rigs, provides a range of well site services to oil and gas drilling and producing companies throughout the major oil and gas regions in Texas, Louisiana, Oklahoma, New Mexico and the Rocky Mountain States.

G&L Tool Company is one of the largest independently owned fishing and rental tool companies in the United States with 16 locations in Texas, Oklahoma, New Mexico and Colorado.

Safe Harbor Statement:

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including Basic’s ability to successfully execute, manage and integrate acquisitions. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

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